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                                                                    EXHIBIT 10.5

                    CONTRACT BREWING AND PACKAGING AGREEMENT

        This Agreement is made this 29th day of April, 1997, by and between ANHEUSER-BUSCH, INCORPORATED ("ANHEUSER-BUSCH"), a Missouri corporation, with its principal place of business at One Busch Place, St. Louis, Missouri 63118, and AMERICAN CRAFT BREWING INTERNATIONAL LIMITED ("AMBREW"), a Bermuda corporation, with its principal place of business at One Galleria Boulevard, Metairie, Louisiana 70001.

                                   BACKGROUND

        A. ANHEUSER-BUSCH has brewed, sold and advertised beer throughout the United States and worldwide.

        B. ANHEUSER-BUSCH desires to grant a license to AMBREW and Cerveceria Rio Bravo S.A. de C.V. to utilize the Trademarks and the Formula referred to herein in connection with the manufacturing and packaging of beer in Mexico.

        C. AMBREW desires to utilize the Trademarks and Formula, and desires to cause its majority controlled subsidiary, Cerveceria Rio Bravo S.A. de C.V, to utilize such Trademarks and Formula.

                                   AGREEMENT

1.      DEFINITIONS

        For purposes of this Agreement, the following terms shall have the meanings indicated below:

        1.1 "Approved Brewery" means the brewery controlled by AMBREW in Tecate, Mexico, and approved in writing by ANHEUSER-BUSCH for brewing and/or packaging of PRODUCT.

        1.2 "PRODUCT" means the beer brewed and packaged by AMBREW and/or AMBREW's subsidiary, Cerveceria Rio Bravo S.A. de C.V. (using the Formula) pursuant to this Agreement and named by ANHEUSER-BUSCH, at its sole discretion, or any other beer brewed by AMBREW at ANHEUSER-BUSCH's request.

        1.3 "Confidential Information" means any data, analysis, compilations, forecasts, studies, specifications, formulations, experience, samples, models, procedures, processes, devices, other documents or information relating to the business or affairs of AMBREW or ANHEUSER-BUSCH (including, in relation to ANHEUSER-BUSCH, the Formula). Confidential Information shall not include information (other than, in relation to ANHEUSER-BUSCH, such information which collectively makes up the Formula) which:
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                 (i)     was already known to the party receiving it at the
                 time of its receipt, unless such information was provided subject to an obligation of confidentiality;

                 (ii) was published or otherwise generally known to the public at the time of its disclosure to the receiving party; or

                 (iii) became known or available to the receiving party from a source having a right to make such disclosure and without restriction on said disclosure.

        1.4 "CPI Adjustment" is the product derived by multiplying: (i) the then-existing Price for the term in effect (ii) by one-half of the fraction, the numerator of which is the "CPI" (defined herein) as reported on December 31 of the current calendar year for the term in effect, and the denominator of which is the CPI as reported on December 31 of the immediately preceding calendar year. The term "CPI" is the Consumer Price Index for All Urban Consumers for All Cities which is published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor, or its successor.

        1.5      "Effective Date" means the execution date of this Agreement.

        1.6 "Force Majeure" means causes or contingencies beyond the reasonable control of the respective parties, including but not limited to acts of God, war, hostilities between nations, rebellion, riots, civil commotions, accidents, explosions, fire, wind, cyclones, storms, earthquakes, floods, epidemics, acts of a public enemy, strikes, lockouts, sabotages, boycotts, picketing, labor disturbances or labor difficulties of any and all kinds, embargo, delays in the transportation of materials, delays or defaults caused by public carriers, governmental actions, laws, regulations or orders, which shall render it impossible for such party to perform its obligations under this Agreement. If, as a result of legislation or other governmental action, any party or parties are precluded from receiving any benefit to which they are entitled hereunder, then the parties shall review the terms of this Agreement so as to use their best efforts to restore the party or parties to the same relative positions as previously obtained hereunder.

        1.7 "Formula" shall mean any and all of ANHEUSER-BUSCH's procedures, processes, technology, recipes (including, without limitation, ANHEUSER-BUSCH's yeast, malt and other ingredients and brewing materials), specifications, inventions, brewing processes, trade secrets, know-how, and scientific and technical information necessary for the production and packaging of an alcoholic malt beverage having the taste, color, makeup, character and product profile corresponding to the PRODUCT and as more specifically contained in the manual attached hereto as Exhibit 1 (as may be amended from time to time by ANHEUSER-BUSCH), all of which shall be considered Confidential Information.

        1.8 "Territory" means the countries of Mexico and the United States of America, including the territories and possessions of the United States of America.
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        1.9      "Trademarks" shall mean all trademarks (whether or not
registered) and trademark registrations listed in Schedule A, as well as all trademarks, trade names, slogans and designs now or hereafter owned by ANHEUSER-BUSCH, some of which will appear on the labels and packaging of PRODUCT or will be used in connection with the advertising, promotion or marketing of PRODUCT.

2.      APPOINTMENT

        2.1 Pursuant to the license contained herein, ANHEUSER-BUSCH hereby authorizes AMBREW to produce and package, and AMBREW agrees to produce and package, PRODUCT at the Approved Brewery in accordance with the Formula, subject to the terms of this Agreement. PRODUCT produced and packaged by AMBREW under this Agreement shall be sold only to ANHEUSER-BUSCH and its authorized agents.

        2.2 ANHEUSER-BUSCH shall provide the technical advisory services reasonably required by AMBREW in order to allow AMBREW to produce PRODUCT in accordance with the Formula.

        2.3 During the term of this Agreement, AMBREW and its affiliates agree that they will not contract brew or package other malt beverages for brewers that brew in excess of 1,000,000 barrels of malt beverages per year, as determined by the Beer Institute or other reputable industry analyst designated by ANHEUSER-BUSCH.

3.      APPROVAL OF BREWERIES.

        The Approved Brewery must meet ANHEUSER-BUSCH's requirements, in its sole discretion, and be approved by ANHEUSER-BUSCH in writing no later than May 15, 1997.

4.      PURCHASE OF BREWING MATERIALS

        4.1 In order to assure the highest quality of PRODUCT, AMBREW acknowledges that it is essential to use brewing materials and only ingredients meeting the specifications set forth in the Formula. AMBREW shall purchase from ANHEUSER-BUSCH, or other suppliers who are approved in writing by ANHEUSER-BUSCH, the yeast, malt, hopping materials, silica xerogel, tannin, diatomaceous earth and all other brewing and finished materials required to produce PRODUCT; provided, however, that ANHEUSER-BUSCH shall not unreasonably withhold its approval of any supplier proposed by AMBREW if such supplier is capable of supplying such brewing materials and ingredients (other than yeast) in accordance with the specifications set forth in the Formula or otherwise specified by ANHEUSER-BUSCH, and on terms which are more favorable than those offered by ANHEUSER-BUSCH. If AMBREW purchases yeast from ANHEUSER-BUSCH, AMBREW shall promptly return all empty yeast kegs to ANHEUSER-BUSCH, at AMBREW's expense, in a clean and sanitary condition. ANHEUSER-BUSCH shall have the option, at any time, of supplying any or all of the brewing materials, at ANHEUSER-BUSCH's cost, necessary to produce PRODUCT, and upon such action the Price shall decrease as more fully set forth in Section 8 hereof.
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        4.2      AMBREW shall not (i) authorize or permit any third party to use any brewing materials or ingredients obtained from ANHEUSER-BUSCH or (ii) sell, transfer or convey any brewing materials or ingredients obtained from ANHEUSER-BUSCH to any third party.

        4.3 If AMBREW purchases brewing materials from ANHEUSER-BUSCH, AMBREW shall take title of such materials in the United States and shall be responsible for importing such materials into Mexico at its sole cost and expense.

5.      PAYMENT OF COSTS: ADDITIONAL CAPACITY

        5.1 AMBREW shall be responsible for the payment of the purchase price, installation costs and any taxes associated with the acquisition of any additional equipment or the upgrade of any existing equipment required by AMBREW to produce PRODUCT in accordance with the Formula.

        5.2 Upon a request by ANHEUSER-BUSCH for AMBREW to provide additional capacity to produce PRODUCT at the Approved Brewery or for the designation of an additional Approved Brewery, AMBREW will cooperate with ANHEUSER-BUSCH. AMBREW will complete any modifications as soon as practicable in order to allow for availability of the additional capacity when required by ANHEUSER-BUSCH. AMBREW specifically agrees that (i) upon thirty (30) days advance written notice by ANHEUSERBUSCH to AMBREW, AMBREW shall add a third shift to the Approved Brewery to increase capacity of the Approved Brewery to 200,000 cases; and (ii) upon six (6) months advance written notice from a duly authorized officer of ANHEUSER-BUSCH, AMBREW shall increase the overall capacity of the Approved Brewery up to 300,000 or 400,000 cases per year to meet ANHEUSER-BUSCH's demands, as ANHEUSER-BUSCH directs. In the event ANHEUSER-BUSCH requests a capacity increase pursuant to Section 5.2(ii) and such capacity increase is undertaken by AMBREW for the sole benefit of ANHEUSER-BUSCH, ANHEUSER-BUSCH agrees that one-half of the cost of such expansion, not to exceed $200,000 for an increase to 300,000 cases per year or $400,000 for an increase to 400,000 cases per year, shall be attributed (i.e., no cash outlay) to ANHEUSER-BUSCH and shall be amortized by $1.00 per case for each case purchased by ANHEUSER-BUSCH from AMBREW after completion of such capacity increase. If this Agreement is terminated before reduction of such attribution to $0, ANHEUSER-BUSCH shall pay to AMBREW such remaining unamortized attribution amount in immediately available funds.

6.      PRODUCTION AND PACKAGING: QUALITY CONTROL.

        AMBREW agrees to produce and package PRODUCT exclusively for sale to ANHEUSER-BUSCH and/or its authorized agents, and ANHEUSER-BUSCH agrees to purchase PRODUCT from AMBREW, on the following terms:

        6.1 Until and unless otherwise determined by ANHEUSER-BUSCH, and subject to the limitations set forth in Section 7.4, AMBREW will sell to ANHEUSERBUSCH such
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quantities of PRODUCT in such packages as ANHEUSER-BUSCH may order from time to time. AMBREW represents and warrants to ANHEUSER-BUSCH that it shall have a minimum annual production capacity available for PRODUCT of 30,000 cases (twenty-four (24) twelve (12) ounce bottles) of beer at all times hereunder and a minimum daily output of 520 cases. Further, AMBREW will use its best efforts to have available at all times sufficient production capacity at its Approved Breweries to satisfy ANHEUSER-BUSCH's requests.

        6.2 All PRODUCT shall be brewed and packaged by AMBREW in accordance with all applicable laws and regulations of the United States of America and Mexico. Likewise, all bottles, cans, kegs and other packages of the PRODUCT supplied by AMBREW hereunder shall be labeled in accordance with all applicable laws and regulations and in accordance with specifications furnished by ANHEUSER-BUSCH to AMBREW from time to time; provided, however, that ANHEUSER-BUSCH shall be responsible for such labeling with respect to items supplied by it to AMBREW. The label on each individual bottle or can of PRODUCT shall also bear a statement to the effect that it is "brewed and packaged by Cerveceria Rio Bravo S.A. de C.V. in Tecate, Mexico and imported by Anheuser-Busch, Inc." or such other notice as may reasonably be required by ANHEUSER-BUSCH.

        6.3 AMBREW shall monitor PRODUCT code dates and destroy, in accordance with the policies of ANHEUSER-BUSCH from time to time, all PRODUCT in its brewery warehouses which exceed the following age limits (measured from date of packaging):

        Bottles/Cans - 30 days
        Kegs - 7 days

        If the overaged PRODUCT is present at AMBREW's brewery warehouses due to ANHEUSER-BUSCH's failure to comply with the forecast and ordering procedures set forth in this Agreement, then the cost of destruction shall be borne by ANHEUSERBUSCH. If the overaged PRODUCT is present at AMBREW's brewery warehouses due to any other reason, then AMBREW shall bear the cost of such destruction and shall reimburse ANHEUSER-BUSCH for ANHEUSER-BUSCH's out-of-pocket costs related to such destruction, including but not limited to packaging and brewing materials supplied to AMBREW for such destroyed product.

        6.4 AMBREW shall purchase from ANHEUSER-BUSCH, or other suppliers who are approved in writing by ANHEUSER-BUSCH, all primary and secondary packaging materials, necessary for the packaging of PRODUCT hereunder, including but not limited to all bottles, crowns, labels (if any), cartons, carriers and boxes. ANHEUSERBUSCH shall promptly reimburse AMBREW for such costs in addition to the Price; provided, however, that AMBREW shall be responsible, and ANHEUSER-BUSCH shall have no obligation to reimburse AMBREW, for any import duties, VAT or import fees related to such items.

        6.5 AMBREW shall deliver to ANHEUSER-BUSCH the initial order of PRODUCT no later than June 16, 1997. AMBREW hereby grants to ANHEUSERBUSCH
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access to the Approved Brewery and its other facilities by any of
ANHEUSERBUSCH's employees or representatives to assist AMBREW in meeting such deadline, including, but not limited to, any brewing, engineering, environmental, legal or other personnel.

        6.6. PRODUCT shall be free from microbiological contamination or defects in aroma, flavor or appearance. AMBREW shall ensure that PRODUCT is produced and packaged at all times in accordance with the Formula, which may be varied from time to time by ANHEUSER-BUSCH; and ANHEUSER-BUSCH shall provide, at ANHEUSERBUSCH's expense, all reasonable technical assistance to enable AMBREW to comply with any change in the Formula. ANHEUSER-BUSCH shall provide AMBREW with any relevant know-how not contained in the Formula and, from time to time, any improvements or amendments to either the Formula or such know-how.

        6.7. ANHEUSER-BUSCH shall have the right, during normal business hours, upon reasonable notice and at its expense, to verify AMBREW's compliance with the Formula by (a) inspecting the Approved Brewery and all facilities and equipment used by AMBREW to brew, package and store PRODUCT, as well as any ingredients, processing aids, materials, supplies and containers used in brewing or packaging PRODUCT; (b) tasting samples of PRODUCT at the Approved Brewery; and (c) obtaining samples of the ingredients used in making PRODUCT. Such inspection may include a complete review of the entire brewing and packaging process for PRODUCT by one or more ANHEUSER-BUSCH brewmasters or members of its technical staff.

        6.8. Samples of packaged PRODUCT, ingredients, processing aids and brewing water shall be provided (in accordance with the schedule set forth in the Formula) unless ANHEUSER-BUSCH detects a problem which requires more thorough sampling or unless ANHEUSER-BUSCH requests samples from one or more of the various stages of brewing in which case AMBREW shall furnish such samples as ANHEUSER-BUSCH may request. AMBREW shall also, at ANHEUSER-BUSCH's request, provide ANHEUSER-BUSCH with the results of tests and analyses of PRODUCT made by AMBREW, using normal packaged beer analyses as set forth in the Formula, as well as other analytical methods acceptable to ANHEUSER-BUSCH or as mutually agreed between the brewmasters of ANHEUSER-BUSCH and AMBREW. As appropriate, ANHEUSER-BUSCH shall furnish its comments and recommendations to AMBREW with respect to the samples and test results submitted by AMBREW as aforesaid. AMBREW agrees to abide by ANHEUSER-BUSCH's determination in such matters and to implement, at AMBREW's expense whatever corrective action ANHEUSER-BUSCH may require under the circumstances in order to produce PRODUCT having a taste which is satisfactory to ANHEUSER-BUSCH.

        6.9. If ANHEUSER-BUSCH determines that the taste of PRODUCT is unsatisfactory, it shall so notify AMBREW in writing and the parties shall immediately work together in good faith in attempting to resolve such taste problem. The first step shall be a meeting at the Approved Brewery or other facility where the problem exists, which shall be held as soon as practicable, but in any event within two calendar days after the date of such notice. Depending on the severity of the problem, ANHEUSERBUSCH may require AMBREW to
(i) suspend brewing, packaging and shipment of PRODUCT until the problem
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is resolved to ANHEUSER-BUSCH's satisfaction, and (ii) recover from wholesalers and retailers previous shipments of unsatisfactory PRODUCT, which AMBREW shall then destroy or use in another mutually agreeable manner.

        6.10. ANHEUSER-BUSCH shall provide AMBREW with full technical and analytical support to assist AMBREW in identifying the problem and determining the correct procedures for resolving the same. Until the problem is resolved, AMBREW shall undertake sampling as requested by ANHEUSER-BUSCH, and only beer which ANHEUSER-BUSCH has approved shall be packaged and sold as PRODUCT pursuant to this Agreement. ANHEUSER-BUSCH and AMBREW shall continue to cooperate in good faith to resolve the problem and shall take such action as they shall agree is reasonably necessary in connection therewith.

        6.11. ANHEUSER-BUSCH's determinations and conclusions in the foregoing matters shall be final and shall not be subject to arbitration or judicial review.

7.      PROCEDURES RELATING TO FORECASTING AND ORDERING

        7.1 Annual Volume Projection. ANHEUSER-BUSCH shall supply AMBREW, on or before October 31 of each year, with a non-binding schedule of ANHEUSER-BUSCH's projected monthly purchases by package for the following calendar year (the "Annual Volume Projection").

        7.2 Monthly Forecasts. On or before the 15th day of each month, ANHEUSERBUSCH will provide to AMBREW a non-binding, month-by-month forecast of ANHEUSER-BUSCH 's total requirements for production by AMBREW hereunder for the three-month period commencing in the next month following the month in which such forecast is given.

        7.3 Inventory Information. AMBREW shall monitor inventory levels of PRODUCT as well as packaging and brewing materials and will advise ANHEUSERBUSCH weekly as to the levels of AMBREW's inventory of packaging and brewing materials required for the production of the PRODUCT, and of any anticipated shortages in the supply of any such materials.

        7.4 Ordering Procedures. Subject to the other provisions of this Agreement, all purchases by ANHEUSER-BUSCH hereunder shall be on an order-to-order basis. Upon receipt by AMBREW of an order for PRODUCT which complies with the foregoing requirements, each order shall represent a firm commitment by ANHEUSER-BUSCH to purchase and a firm commitment by AMBREW to sell and deliver the quantity and package mix of the PRODUCT so ordered, subject to the following:

                 (i) ANHEUSER-BUSCH shall place firm orders, specifying the quantity of each package, not later than 35 days prior to the scheduled date of packaging and delivery, and shall be obligated to take delivery of the products promptly upon completion of packaging, which shall be no later than such 35 days.
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                 (ii)    AMBREW shall use its good faith efforts to accommodate
                 any request for changes in firm orders if such request is received within 30 days after receipt of the order.

        7.5 Title. Risk of loss, damage or destruction to the PRODUCT ordered by ANHEUSER-BUSCH hereunder shall pass from AMBREW to ANHEUSER-BUSCH at the time of delivery by AMBREW to the ANHEUSER-BUSCH designated freight forwarder at AMBREW's dock; provided, however, that title shall not pass until PRODUCT reaches its destination as designated by ANHEUSER-BUSCH.
ANHEUSER-BUSCH shall notify AMBREW in writing of the name and address of the freight forwarder to use with respect to the PRODUCT, and ANHEUSER-BUSCH shall reimburse AMBREW for the cost and expense of such freight forwarder.

8.      PRICING

        ANHEUSER-BUSCH shall pay to AMBREW in United States of America currency a fixed cost of Four and 40/1 00 Dollars (US$4.40) per case (the "Price") for PRODUCT produced by AMBREW and ordered by ANHEUSER-BUSCH pursuant to this Agreement; provided that (i) if ANHEUSER-BUSCH supplies at its cost any brewing materials hereunder, the Price shall be reduced by the corresponding cost last paid by AMBREW for such brewing material(s). In addition, the Price is based upon an aggregate cost to AMBREW of the brewing materials equaling U.S.$1.4103 per case based upon an all malt formula. If the aggregate cost per case of the brewing materials for the initial Formula is different than U.S.$1.4103 per case, the Price shall be adjusted for any such change in the aggregate cost of the brewing materials, and any subsequent change in such Formula will adjust the Price equal to the change in the aggregate cost of such brewing materials. All charges for PRODUCT ordered in accordance with Section 7.4 hereunder shall be invoiced to ANHEUSER-BUSCH when shipped. AMBREW's invoice shall be due and payable by electronic funds transfer thirty (30) days after the later of delivery or the date of invoice. ANHEUSER-BUSCH shall not be responsible for any other costs or expenses, including, but not limited to, VAT, Mexican beer excise taxes or other special taxes.

9.   CONFIDENTIAL INFORMATION; PROPRIETARY RIGHTS AND TRADEMARKS

        9.1 AMBREW acknowledges that ANHEUSER-BUSCH has disclosed or will disclose to AMBREW, whether directly or indirectly, certain Confidential Information. AMBREW shall have no proprietary rights of any kind in such Confidential Information or in the Trademarks. All rights in such Confidential Information and in the Trademarks shall remain the exclusive property of ANHEUSER-BUSCH. AMBREW shall not disclose any such Confidential Information or make any such Confidential Information available, directly or indirectly, to anyone other than those of its employees, agents, representatives or attorneys who need such Confidential Information to enable them to perform their obligations under this Agreement. AMBREW will not use such Confidential Information or the Trademarks to produce or identify any beer other than PRODUCT. AMBREW shall
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ensure that each of its employees, agents, representatives or attorneys who has access to the Confidential Information shall keep the Confidential Information secret. These secrecy obligations shall survive the termination of this Agreement and each party's right to use the Confidential Information and Trademarks shall immediately cease upon termination of this Agreement.

        9.2 ANHEUSER-BUSCH acknowledges that AMBREW has disclosed or will disclose to ANHEUSER-BUSCH certain Confidential Information. ANHEUSER-BUSCH shall not have any proprietary rights of any kind in such Confidential Information. All rights in such Confidential Information shall remain the exclusive property of AMBREW, subject only to the rights expressly granted to ANHEUSER-BUSCH herein. ANHEUSERBUSCH shall not disclose any such Confidential Information or make any such Confidential Information available, directly or indirectly, to anyone other than those of its employees, agents, representatives or attorneys who need such Confidential Information to enable them to perform their obligations under this Agreement. ANHEUSER-BUSCH shall ensure that each of its employees, agents, representatives or attorneys who has access to the Confidential Information shall keep the Confidential Information secret. These secrecy obligations shall survive the termination of this Agreement.

        9.3 If either party learns of any misuse or unauthorized use by a third party of any Confidential Information disclosed to it as referred to above, it shall promptly notify the other party, whereupon the other party shall take such action as it may reasonably deem necessary to protect such Confidential Information against such misuse or unauthorized use, at its own expense.

        9.4 In order that ANHEUSER-BUSCH may at all times be assured that AMBREW is taking adequate steps to protect ANHEUSER-BUSCH's Confidential Information, AMBREW agrees to permit ANHEUSER-BUSCH or its designated representative to enter upon any premises where the Confidential Information is used, to inspect the measures being taken to protect the confidentiality of ANHEUSERBUSCH's Confidential Information. AMBREW further agrees that after the expiration or termination of this Agreement, it will permit, on reasonable notice, the inspection of any of its facilities by an independent inspector, so that ANHEUSER-BUSCH can determine whether ANHEUSER-BUSCH's Confidential Information is being used.

10.     LICENSE:ANHEUSER-BUSCH TRADEMARKS

        10.1 ANHEUSER-BUSCH hereby grants to AMBREW, upon the terms and conditions herein set forth, the non-exclusive and non-transferable right and license during the term of this Agreement to use (i) the Formula to produce and package PRODUCT pursuant to this Agreement; (ii) the Trademarks solely in connection with the labeling and packaging of PRODUCT in the Territory; and
(iii) other copyrighted material of ANHEUSER-BUSCH in labeling and packaging of PRODUCT; provided, however, that all Trademarks and copyrights of ANHEUSER-BUSCH shall be and remain the exclusive property of ANHEUSER-BUSCH, and all use thereof by AMBREW shall inure to the exclusive benefit of ANHEUSER-BUSCH. Notwithstanding the foregoing, ANHEUSER-
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BUSCH or its affiliates may label, package, manufacture, advertise, promote, distribute, otherwise use or sell in the Territory any product bearing the Trademarks.

        10.2 AMBREW will use the Trademarks only on PRODUCT manufactured, packaged, and stored in strict compliance with specifications, standards and directions established by ANHEUSER-BUSCH in writing from time to time. AMBREW will use the Trademarks only on labels, containers, packages, advertising materials, literature, and the like in strict compliance with written instructions supplied to AMBREW by ANHEUSER-BUSCH, and ANHEUSER-BUSCH shall have the right to approve in advance all uses of the Trademarks.

        10.3 In order that ANHEUSER-BUSCH may at all times be assured that goods on or in relation to which AMBREW uses the Trademarks are manufactured, packaged, and stored in strict accordance with this Agreement, AMBREW will at all reasonable times permit ANHEUSER-BUSCH to enter upon any premises where such goods are, or where they are intended to be, used, manufactured, packaged, or stored, so as to allow ANHEUSER-BUSCH to inspect the methods, processes, containers and materials used by AMBREW in the manufacture, packaging, or storage thereof and to procure samples of such goods, and AMBREW agrees to submit, including by overnight courier if requested, samples of such goods and materials used in the manufacture thereof to ANHEUSER-BUSCH upon request.

        10.4 AMBREW represents and warrants that PRODUCT, its packaging and sales shall meet or exceed all applicable laws, ordinances, standards, regulations and guidelines in the Territory, including, but not limited to, those pertaining to product safety, quality, labeling and propriety. AMBREW agrees that it will not package any PRODUCT or cause or permit any PRODUCT to be packaged or sold in violation of any such law, ordinance, standard, regulation or guideline.

        10.5 All PRODUCT packaging (primary and secondary), as well as labels on such packaging, shall bear such Trademarks as ANHEUSER-BUSCH specifies from time to time. The label on each container of PRODUCT shall bear a statement to the effect that PRODUCT is "brewed and packaged by Cerveceria Rio Bravo S.A. de C.V. in Tecate, Mexico and imported by Anheuser-Busch, Inc." or such other notice, if any, as may be required or deemed advisable by ANHEUSER-BUSCH to preserve ANHEUSER-BUSCH's ownership of the Trademarks in the Territory and the goodwill symbolized thereby.

        10.6 The Trademarks shall remain the exclusive property of ANHEUSER-BUSCH, whether or not registered in the Territory, and AMBREW shall comply fully with ANHEUSER-BUSCH's instructions concerning the use of the Trademarks. No right, title or interest of any kind in or to the Trademarks or the registrations thereof is transferred by this Agreement to AMBREW, except a nonexclusive license to use said Trademarks during the term and subject to the terms and conditions of this Agreement. AMBREW agrees that as between the parties ANHEUSER-BUSCH owns the Trademarks throughout the Territory. AMBREW agrees that it will not attempt to register the Trademarks, or any marks similar thereto, in any language or anywhere in the Territory. AMBREW further
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agrees that it will not contest the validity of the Trademarks or
ANHEUSER-BUSCH's ownership thereof, or take any action that would harm the Licensed trademarks or impair ANHEUSER-BUSCH's rights therein. AMBREW's use of the Trademarks will inure to the benefit of ANHEUSERBUSCH.

        10.7 AMBREW shall at all times recognize, respect and protect ANHEUSERBUSCH's right of exclusive ownership of the Trademarks, as well as all of ANHEUSER-BUSCH's copyrights used in conjunction with the packaging, advertising and promotion of PRODUCT, and AMBREW shall not take any action which would in any way derogate, diminish or weaken such rights.

        10.8 This Agreement and AMBREW's limited right to use the Trademarks shall not apply to goods other than PRODUCT. ANHEUSER-BUSCH shall have the exclusive right to license the manufacture. sale and distribution of all other goods bearing the Trademarks

        10.9 AMBREW agrees to notify ANHEUSER-BUSCH in writing of any infringements or counterfeits of, or any unfair competition affecting the Trademarks immediately upon gaining knowledge thereof, and to cooperate fully in any action thereon which ANHEUSER-BUSCH may, in its sole discretion, deem appropriate. AMBREW shall not, however, be entitled to take or institute any action thereon, either by way of informal protest or legal, equitable or criminal proceedings, without ANHEUSER-BUSCH's express written approval, nor shall AMBREW be entitled to call upon ANHEUSER-BUSCH to take action thereon; all such matters shall be entirely within the discretion of ANHEUSER-BUSCH. ANHEUSER-BUSCH shall pay the third party costs and expenses of any actions taken by AMBREW under this Section at the request of ANHEUSER-BUSCH. Any legal proceedings instituted pursuant to this Section shall be for the sole benefit of ANHEUSER-BUSCH.

        10.10 The parties shall cooperate and jointly make such application as ANHEUSER-BUSCH shall consider necessary or desirable for the registration of AMBREW as a licensee of the Trademarks in the Territory or any part thereof and will cooperate in obtaining and maintaining the trademark registrations.
AMBREW agrees to cooperate with ANHEUSER-BUSCH in the prosecution of any trademark applications that ANHEUSER-BUSCH may desire to file or in the conduct of any litigation relating to the Trademarks. AMBREW shall supply to ANHEUSER-BUSCH such samples, containers, labels, sales information and similar material and, upon ANHEUSERBUSCH's request shall procure evidence, give testimony and cooperate with ANHEUSER-BUSCH as may reasonably be required in connection with any such application or litigation.

        10.11 ANHEUSER-BUSCH shall provide to AMBREW such technical assistance in connection with the manufacturing, packaging and sale of PRODUCT as may be required or requested from time-to-time by AMBREW, such technical assistance to be provided by one of ANHEUSER-BUSCH's brewmasters or other of its qualified employees.

        10.12 The parties agree that all artwork and designs created by AMBREW and used or proposed to be used in connection with PRODUCT are works made for hire within the meaning of the United States Copyright Act and shall be the property of ANHEUSER-BUSCH. To the extent any artwork or design created by AMBREW is not a work made for hire, AMBREW agrees to assign to ANHEUSER-BUSCH the copyright in such artwork or design. The parties agree that any trademark in connection with PRODUCT shall be the sole property of ANHEUSER-BUSCH.

11. INSURANCE

        11.1 AMBREW shall carry product liability insurance, in the amount of US$1,000,000.00, naming ANHEUSER-BUSCH as additional insureds on its policies and providing that ANHEUSER-BUSCH and ANHEUSER-BUSCH shall be notified at least thirty days prior to cancellation of or a material change in any of such policies. AMBREW shall furnish ANHEUSER-BUSCH with a copy of the current insurance certificate confirming the existence of such insurance coverage.
Such coverage shall include the territories of both the United States of America and Mexico.

        11.2 AMBREW shall at all times during the term of this Agreement carry "keyman" life insurance on Peter Bordeaux and James Ake of AMBREW.

12.     INDEMNIFICATION

        12.1 AMBREW agrees to indemnify, defend and hold harmless ANHEUSERBUSCH from and against all losses, damages, costs and expenses (including, without limitation, reasonable legal fees and costs) suffered or incurred by either of them or by any of their employees, agents or directors in respect of or resulting from (i) a claim by a third party for personal injury or death resulting from the use or consumption of any PRODUCT produced by AMBREW; and/or (ii) AMBREW's manufacture and packaging of PRODUCT; provided, however, that in the event that such losses, damages, costs and expenses result from a cause attributable to ANHEUSER-BUSCH or any of their employees, agents or directors, ANHEUSER-BUSCH shall indemnify AMBREW to such extent against the losses, damages, costs and expenses (including, without limitation, reasonable legal fees, costs and expenses) suffered or incurred by AMBREW or any of its employees, agents or directors in respect thereof.

        12.2 ANHEUSER-BUSCH agrees to indemnify, defend and hold harmless AMBREW from and against all losses, damages, costs and expenses (including, without limitation, reasonable legal fees and costs) suffered or incurred by them or by any of their employees, agents or directors in respect of or resulting from AMBREW's use of the Trademarks pursuant to this Agreement.

13. TERMINATION.

        This Agreement shall become effective on the Effective Date, and shall continue in full force and effect thereafter until:

        13.1     the parties shall mutually agree to terminate the Agreement;

        13.2 either party shall violate in any material respect any of its obligations under this Agreement and (if such default shall be curable) such default shall continue unremedied for a period of 30 days after written notice from the other party of such default, in which event the non-defaulting party shall have the right to terminate this Agreement on written notice to the defaulting party;

        13.3     December 31, 1997; or

        13.4 July 1, 1997, if the brewing, packaging and delivery of the initial order of PRODUCT is not completed pursuant to the terms and conditions contained herein by such date.

        13.5 Termination of this Agreement shall be without prejudice to the rights of either party accrued prior to the date of termination of this Agreement; provided, that neither party shall have any liability to the other party solely as a result of such termination as provided above.

        13.6     Upon termination of this Agreement:

                 (i) AMBREW shall discontinue all use of the Trademarks and any Confidential Information received from ANHEUSER-BUSCH;

                 (ii) ANHEUSER-BUSCH shall discontinue all use of any Confidential Information received from AMBREW; and

                 (iii) each party shall immediately surrender and deliver to the other party all Confidential Information received from the other party, including any and all copies thereof and extracts, and shall execute and deliver to the other party all documents and take such action as the other party may reasonably deem necessary to evidence (1) that such party has ceased using the Confidential Information and (2) the termination of such party's right to use the Confidential Information.

        13.7 Notwithstanding the foregoing in Section 13.3, ANHEUSER-BUSCH shall have the option to renew this Agreement for successive one year periods ("Renewal Term") upon advance written notice no later than October 31 of each calendar year upon all the terms and conditions contained herein except Price, which shall be mutually agreed upon by the parties. If Price cannot be mutually agreed by the parties hereto in good faith by December 31 of such calendar year, the Price shall be determined according to the CPI Adjustment.

        13.8 In addition to the foregoing, if a sale, merger or change of control of AMBREW occurs, or the sale or other transfer of a substantial portion of the assets of AMBREW, as determined by ANHEUSER-BUSCH in its sole discretion, to any third party occurs, ANHEUSER-BUSCH shall have the right to terminate this Agreement effective immediately with no further obligation hereunder.

14.     REPRESENTATIONS AND WARRANTIES.

        14.1     ANHEUSER-BUSCH represents and warrants to AMBREW as follows:

                 (i) The execution, delivery and performance by ANHEUSER-BUSCH of this Agreement is within the corporate power and authority of ANHEUSER-BUSCH, and has been duly authorized by all requisite corporate and other action on the part of ANHEUSER-BUSCH, and constitutes the valid and binding obligation of ANHEUSER-BUSCH in accordance with its terms.

                 (ii) The execution, delivery and performance by ANHEUSER-BUSCH of this Agreement will not conflict with, or be contrary to, any applicable law or governmental restriction or any agreement or other undertaking on the part of ANHEUSER-BUSCH or to which ANHEUSER-BUSCH or its properties are bound or subject.


                 (iii) There is no litigation or other proceeding pending or, to the knowledge of ANHEUSER-BUSCH, threatened against it, which, if adversely determined, would prohibit the execution, delivery or performance by ANHEUSER-BUSCH of this Agreement or materially impair its ability to perform its obligations hereunder.

        14.2     AMBREW represents and warrants to ANHEUSER-BUSCH as follows:

                 (i) The execution, delivery and performance by AMBREW of this Agreement is within the corporate power and authority of AMBREW, and has been duly authorized by all requisite corporate and other action on the part of AMBREW, and constitutes the valid and binding obligation of AMBREW in accordance with its terms.

                 (ii) The execution, delivery and performance by AMBREW of this Agreement and the related Agreements will not conflict with, or be contrary to, any applicable law or governmental restriction or any agreement or other undertaking on the part of AMBREW or to which AMBREW or its properties are bound or subject.

                 (iii) AMBREW has the power and authority to bind Cerveceria Rio Bravo S.A. de C.V. with respect to any and all obligations and activities contained herein.

                 (iv) AMBREW owns 99.98% of the outstanding shares of Cerveceria Rio Bravo S.A. de C.V.

                 (v) Cerveceria Rio Bravo S.A. de C.V. is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, and has the legal and corporate power and authority to own, lease and operate its assets and properties and to conduct its business as now being conducted.

                 (vi) There is no litigation or other proceeding pending or, to the knowledge of AMBREW, threatened against it, which, if adversely determined, would prohibit the execution, delivery or performance by AMBREW of this Agreement or materially impair its ability to perform its obligations hereunder.

                 (vii) In order to fulfill the requirements of the United States Foreign Corrupt Practices Act, AMBREW and its affiliates have not taken nor will take any action which would be illegal under United States' law by directly or indirectly paying, offering, giving or promising to pay or give, or authorizing the payment or gift of, any monies or other thing of value to (A) an official or employee of any government, (B) an official or employee of any agency or instrumentality of any government, (C) a candidate for political office, (D) a political party or party official in any non-U.S. territory or country or (E) any other person, individual or entity at the suggestion, request or direction or for the benefit of any of the persons described in clauses (A) through (D) above, for the purpose of (a) influencing any act or decision of any such persons in his or its official capacity, including a decision to fail to perform his or its official function, or (b) inducing any such persons specified above to use his or its influence to affect or induce any act or decision of such government or instrumentality, in order to assist the parties in obtaining or retaining business or to engage in acts or transactions otherwise in violation of the Foreign Corrupt Practices Act of the United States of America of 1977, as amended from time to time.

                 (viii) AMBREW has received all consents, approvals, licenses, permits and/or authorizations necessary for the execution, delivery and performance by AMBREW of the transactions contemplated hereunder, including from any and all governmental authorities.

15.     FORCE MAJEURE

        If either party shall be prevented from performing any obligation hereunder (other than an obligation for the payment of money) by reason of Force Majeure, then such party shall not be deemed to be in default hereunder by reason of its failure to perform such obligation; provided, that (i) the party which is so prevented from performing shall give prompt notice to the other party of the occurrence of such event of Force Majeure, as to the cause for such circumstance, the expected duration of such condition and the steps which it is taking to correct such circumstance and (ii) if such condition shall continue for a period of more than 150 days, the other party shall have the right to terminate this Agreement.

16.     ARBITRATION

        16.1 All disputes arising under or in connection with this Agreement, including its interpretation, validity, scope and enforceability, shall be referred to and finally resolved by arbitration in accordance with the UNCITRAL rules then in force (the "Rules") by three arbitrators (each of whose native language is English). Each party shall nominate one arbitrator. The two arbitrators so nominated by the parties shall attempt to reach agreement on a third arbitrator within 30 days following confirmation of the second arbitrator. If the third arbitrator has not been selected within such 30-day period, the third arbitrator shall be appointed as provided by the Rules.

        16.2 The arbitration shall be conducted in English and its seat shall be where agreed by the parties, or failing their agreement as set by the arbitrator, and such arbitration shall proceed pursuant to the Rules.

        16.3 The parties shall facilitate the arbitration by producing, upon request of each other, all documents and records relevant to the issues of the arbitration, the scope and timetable of such requests and production to be determined by the arbitrators and the Rules in the event of a dispute.

        16.4 In the event of any arbitration or legal proceeding brought by either party hereto against the other with regard to any matter arising out of or relating to this Agreement, the final award shall include an award which allocates and divides between the parties, on a basis which is just and equitable under the circumstances, all costs of such proceedings, including court costs, the arbitrators' fee and reasonable attorneys' fees (including disbursements) incurred in connection with such proceedings, including, to the extent allowed by applicable law, court costs.

        16.5 At the request of either party, the arbitrators may take any interim measures they deem necessary with respect to the subject matter of the dispute, including measures for the conservation of the goods forming the subject matter of the dispute, such as ordering their deposit with a third person or the sale of perishable goods. Such interim measures may be set out in the form of an interim award. The arbitrators may require the posting of security for the cost of such interim measures. Any interim award of the arbitrators may be enforced in a court of competent jurisdiction.

        16.6 Judgment on the award of the arbitrators may be entered in any court having jurisdiction over either party or over its assets, and neither party shall interfere with the entering of such judgment on the award. Any award of the arbitrators shall be enforceable pursuant to the provisions of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards, T.I.A.S. No. 6997, 330 U.N.T.S. 38.

        16.7 The award of the arbitrators may be, alternatively or cumulatively, for monetary damages, an order or award requiring the performance OF either mandatory on non-mandatory obligations, including specific performance, injunctive relief or any other appropriate remedy.

17.     MISCELLANEOUS

        17.1 Notices. Any notice to either party hereunder shall be given in writing and shall be effective when received by the party to which it is addressed, and may be sent by delivery, mail, telex or telefax, addressed to the parties at the addresses set forth below or at such other address as either party may specify as aforesaid from time to time hereafter:

        If to ANHEUSER-BUSCH:

        Anheuser-Busch, Incorporated
        One Busch Place
        St. Louis, Missouri 63118
        Attn: Vice President - Michelob Brands, Specialty Beers and Imports

        with copies to:

        ANHEUSER-BUSCH COMPANIES, INC.
        One Busch Place
        St. Louis, Missouri 63118
        Attn: General Counsel
        FAX:  (314) 577-0776

        If to AMBREW:

        One Galleria Plaza
        Metairie, Louisiana 70001
        Attn: James Ake, Executive Vice President

        with copies to:

        Donald Ensenat, Esq.
        2400 Pan American Life Center
        601 Poydras Street
        New Orleans, Louisiana 70130
        FAX:  (504) 558-5200

        17.2 Governing Law. This Agreement, including Section 16 hereof, shall be governed, and construed in accordance with, the substantive laws of the State of New York, including the Uniform Commercial Code as enacted in New York, and without regard to its choice of laws, rules or provisions. The parties specifically exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods.

        17.3 Amendments. This Agreement may be amended only by a written instrument signed by both parties.

        17.4 Successors and Assigns. Except as otherwise provided herein, neither party shall have the right to assign or transfer its rights or obligations under this Agreement without the consent of the other party. Subject to the foregoing, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

        17.5 Full Agreement. This Agreement and the other agreements referred to herein, taken together, constitute the entire agreement of the parties with respect to the matters covered hereby and thereby, and supersede any prior or simultaneous oral or written agreements or understandings of the parties relating to any such matter.

        17.6     [INTENTIONALLY LEFT BLANK]

        17.7 No Partnership or Joint Venture. Nothing contained herein shall be deemed to create a partnership or joint venture between AMBREW and ANHEUSER-BUSCH or to authorize either party to represent the other or to contract any liability on behalf of the other party.

        17.8 Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, and this Agreement shall be construed as if the illegal or unenforceable provision were not a part hereof, so long as the remaining provisions of this Agreement shall be sufficient to carry out the overall intent of the parties as expressed herein.

        17.9 No Waiver. No delay or forbearance by either party in enforcing any obligation of the other party under this Agreement shall be deemed to be a waiver of any rights of such party to enforce this Agreement, and no waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against which such waiver is to be enforced. A waiver of any provision of this Agreement on any one occasion shall not constitute a waiver for any other purpose.

        17.10    Right of First Refusal.

                 (i) Notwithstanding anything herein to the contrary, if Cerveceria Rio Bravo S.A. de CM., a controlled subsidiary of AMBREW, receives a bona fide offer to purchase any or all of its interest in the Approved Brewery, and Cerveceria Rio Bravo S.A. de C.V. desires to sell such interest pursuant to such offer, then it or AMBREW must so notify ANHEUSER-BUSCH, and must provide ANHEUSERBUSCH with a copy of such offer, the identity of the offeror (including such offeror's beneficial owners) and such other information as ANHEUSER-BUSCH may request to substantiate the offeror's ability to consummate the proposed transaction. Failure of the Cerveceria Rio Bravo S.A. de C.V. or AMBREW to promptly provide such information results in a tolling of the 30 day period referred to in the next sentence until such reasonably requested information is provided to ANHEUSER-BUSCH. For a period of 30 days following the giving of such notice referenced above,

                 ANHEUSER-BUSCH has the option to acquire any or all of the Cerveceria Rio Bravo S.A. de C.V.'s interest on the same terms and conditions as set forth in the offer, including any interest in the lease with respect to the Approved Brewery.

                 (ii) If Cerveceria Rio Bravo S.A. de C.V. receives a bona fide offer to purchase a material portion of the assets of the Approved Brewery, and Cerveceria Rio Bravo S.A. de C.V. desires to sell a material portion of the assets pursuant to such offer, Cerveceria Rio Bravo S.A. de C.V. or AMBREW must so notify ANHEUSER-BUSCH, and must provide ANHEUSER-BUSCH with a copy of such offer, the identity of the offeror (including such offeror's beneficial owners) and such other information as ANHEUSER-BUSCH may request to substantiate the offeror's ability to consummate the proposed transaction. Failure of the Cerveceria Rio Bravo S.A. de C.V. or AM BREW to promptly provide such information results in a tolling of the 30 day period referred to in the next sentence until such reasonably requested information is provided to ANHEUSER-BUSCH. For a period of 30 days following the giving of such notice reference above, ANHEUSER-BUSCH has the option to acquire any or all of Cerveceria Rio Bravo S.A. de C.V.'s interest in the assets on the same terms and conditions as set forth in the offer, including any interest in the lease with respect to the Approved Brewery.

                 (iii) If Cerveceria Rio Bravo S.A. de C.V. or AMBREW desires to close the Approved Brewery, Cerveceria Rio Bravo S.A. de C.V. or AMBREW must promptly so notify ANHEUSER-BUSCH. For a period of 30 days following the giving of such notice reference above, ANHEUSER-BUSCH has the option to acquire any or all of Cerveceria Rio Bravo S.A. de C.V.'s interest, including any interest in the lease with respect to the Approved Brewery, in the Approved Brewery for the book value of such brewery as carried on the books of Cerveceria Rio Bravo S.A. de C.V..

                 (iv) If AMBREW receives a bona fide offer to purchase any or all of its interest Cerveceria Rio Bravo S.A. de C.V., and AMBREW desires to sell such interest pursuant to such offer, then AMBREW must so notify ANHEUSERBUSCH, and must provide ANHEUSER-BUSCH with a copy of such offer, the identity of the offeror (including such offeror's beneficial owners) and such other information as ANHEUSER-BUSCH may request to substantiate the offeror's ability to consummate the proposed transaction. Failure of AMBREW to promptly provide such information results in a tolling of the 30 day period referred to in the next sentence until such reasonably requested information is provided to ANHEUSER-BUSCH. For a period of 30 days following the giving of such notice referenced above, ANHEUSER-BUSCH has the option to acquire any or all of AMBREW's interest in Cerveceria Rio Bravo S.A. de C.V.'s on the same terms and conditions as set forth in the offer, including any interest in the lease with respect to the Approved Brewery.

                 (v) With respect to this Section 17.1 0, Cerveceria Rio Bravo S.A. de C.V. and/or AMBREW will use its best efforts to obtain the consent of any landlord regarding the assignment of the lease of the Approved Brewery to ANHEUSER-BUSCH or its affiliate.

                 (vi) With respect to this Section 17.1 0, AMBREW represents and warrants that it has, and shall have at all times during the Term of this Agreement, the power to bind Cerveceria Rio Bravo S.A. de C.V. to the obligations contained herein.

        17.11 Exhibits. All of the exhibits and schedules attached to this Agreement are deemed incorporated herein by reference.

        17.12 Audit Rights. During the term of this Agreement and for a period of at least two (2) years thereafter, AMBREW shall maintain such books and records (collectively, "Records") as are necessary to substantiate that (i) all invoices and other charges submitted to ANHEUSER-BUSCH for payment hereunder were valid and proper, and (ii) no payments have been made, directly or indirectly, by or on behalf of AMBREW to or for the benefit of any ANHEUSER-BUSCH employee or agent who may reasonably be expected to influence ANHEUSER-BUSCH's decision to enter into this Agreement, or the amount to be paid by ANHEUSER-BUSCH pursuant hereto. (As used herein "payments" shall include money, property, services and all other forms of consideration.) All Records shall be maintained in accordance with generally accepted accounting principles consistently applied. ANHEUSER-BUSCH and/or its representative shall have the right, at any time during normal business hours, upon twenty-four (24) hours' notice, to examine said Records. The provisions of this paragraph shall survive the expiration or earlier termination of this Agreement.

        17.13 Publicity. Any publicity release, advertisement, filing, public statement or announcement made by or at the request of any Party regarding this Agreement is to be first reviewed by and must be reasonably satisfactory to the other party.

        17.14. Facsimile Execution. For purposes of executing this Agreement, a document signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of either party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of either party, any facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section.

        17.15 Counterparts. This Agreement may be executed by the parties on any number of separate counterparts, and all such counterparts so executed constitute one agreement binding on the parties notwithstanding that the parties are not signatories to the same counterpart.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



ANHEUSER-BUSCH, INC.                    AMERICAN CRAFT BREWING
                                        INTERNATIONAL LIMITED



By: /s/ August Busch, IV                By: /s/ James L. Ake
    --------------------------------        -----------------------------------

Title: Vice President Marketing         Title: Executive Vice President
       -----------------------------           --------------------------------